EX99.2

RESOLUTIONS ADOPTED AT
THE JANUARY 19, 2010 MEETING OF
THE BOARD OF DIRECTORS OF
TORTOISE POWER AND ENERGY INFRASTRUCTURE FUND, INC.

Certified Resolutions

I, Connie J. Savage, Secretary of Tortoise Power and Energy Infrastructure Fund, Inc. (the “Company”), hereby certify that the following resolutions were adopted by the Board of Directors of the Company, including a majority of the Directors who were not “interested persons” of the Company, at a meeting of the Board held on January 19, 2010:

        RESOLVED, that the Company renew and maintain fidelity bond coverage as required by Rule 17g-1 under the Investment Company Act of 1940 in the amount presented at this meeting; payment by the Company of the premium for such coverage, is hereby approved, and such fidelity bond shall be presented for ratification at the next Board meeting;

        FURTHER RESOLVED, that the Secretary of the Company is hereby designated the officer to make the filings and give the notices required by Paragraph (g) of Rule 17g-1;

        RESOLVED, that the officers of the Company be, and each of them hereby is, authorized to take such actions as are deemed necessary, proper or advisable to implement the foregoing resolutions;

        FURTHER RESOLVED, that all actions heretofore taken by the officers of the Company in connection with the foregoing resolutions are hereby ratified, confirmed and unanimously approved in all respects.

TORTOISE POWER AND ENERGY INFRASTRUCTURE FUND, INC.

Date: March 24, 2010	By:	/s/ Connie J. Savage
Connie J. Savage
Secretary